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                                                                   EXHIBIT 10.29

[California Microwave Letterhead]

March 30, 1994

Mr. Garrett Pierce
102 Apple Tree Lane
New Canaan, Connecticut  06840

Dear Garrett:

I am pleased to confirm California Microwave, Inc.'s ("CMI") offer to you to become Executive Vice President and Chief Financial Officer reporting directly to me. Your base salary would be at the annual rate of $205,000 per year, payable bi-weekly. Your base salary would be subject to review shortly after the end of CMI's 1995 fiscal year (at the same time as all other executives in the company). You would receive a guaranteed bonus of $32,200 following the completion of CMI's audited June 30, 1994 results. For fiscal year 1995 you would be eligible to participate in CMI's Executive Incentive Program (EIP) with a target bonus of 40% of your base salary. A copy of CMI's EIP for FY1994 has been previously provided to you; the FY1995 EIP is expected to be similar.

Upon commencement of your employment, you would be granted options to purchase, at a price equal to the then fair-market value, 72,500 shares of California Microwave common stock in accordance with CMI's 1992 Stock Option Plan. The option vests 25% on each anniversary date of your grant over four years. You would also be eligible for a company automobile allowance at a minimum level of $650 per month. As we have discussed, the company's automobile policy is under review and to the extent that the final plan provides for a higher allowance, your allowance would be adjusted retroactively. Additionally, you would be reimbursed for reasonable relocation and other temporary living arrangements as set forth in the attached Relocation Policy, as amended by Exhibit I.

In the event that, prior to the expiration of 18 months from the date hereof, your employment is terminated by CMI, except for due cause, you would receive, as a minimum, salary and medical benefit continuation for twelve months or until you obtain other employment, whichever comes first, subject to increase, in CMI's sole discretion, based on the circumstances at the time and to review and approval by CMI's Board of Directors. You agree that during the twelve month period referred to in this paragraph that you would actively seek other employment. The term "due cause" as used herein shall mean only willful misconduct or dishonesty or your neglect of your duties, obligations and responsibilities on behalf of the Company (after having received reasonable notice of such neglect).

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                                                              Mr. Garrett Pierce
                                                                  March 30, 1994
                                                                        Page Two


As an employee of California Microwave, Inc., CMI's fringe benefit package, including dental and life insurance, would be available to you and your dependents effective on your first day of employment. It is noted that you have declined medical coverage for the period through March 31, 1995, but that you would be eligible to enroll for coverage commencing April 1, 1995. Once you meet the eligibility requirements, you would also be able to participate in CMI's 401(k) Tax-Deferred Savings Plan and the Company's Employee Stock Purchase Plan. You would be provided with term life insurance coverage valued at twice your annual base salary. I understand that information about these benefit plans has already been provided to you.

The stock options and your appointment as an officer of the corporation are subject to formal ratification by the Board of Directors and the Compensation Committee of the Board; I would anticipate that this can be accomplished by the end of this month.

Garrett, I look forward to finalizing these arrangements and finalizing the date you can join us, which we currently are targeting on or before April 5, 1994.

If the terms of this offer are acceptable to you, please so indicate by signing in the space provided below, and returning a copy to me. The offer will remain open until April 1, 1994.

Sincerely,

CALIFORNIA MICROWAVE, INC.

/s/ Philip F. Otto

Philip F. Otto
Chairman and Chief Executive Officer

PFOjmz
Enc.

                                            AGREED:  /s/ Garrett E. Pierce
                                                     ---------------------------
                                                     Signature
                                                               3/31/94
                                                     ---------------------------
                                                     Date
                                                               4/1/94
                                                     ---------------------------
                                                     Start Date


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EXHIBIT I

This is attached to Garrett Pierce's offer letter and lists the exceptions to CMI's relocation policy:

California Microwave's Relocation Policy A-10 (dated January 29, 1993) is the basis for your relocation from Connecticut to California with the following exceptions (References to CFO are to be to the CEO):

General Provisions
     Time and Distance Limitations
          This paragraph is amended to allow 18 months for the completion of the subject relocation
     Voluntary Resignations
          This paragraph is amended to exclude from the relocation expense category to be repaid to CMI the following:
               1) The $1,500 per month (combination of apartment rental and furniture rental) for up to 18 months from date of hire (L.K. of the policy).
               2) The cost of the round trip Y class airplane tickets for Mrs. Pierce and the $75.00 per diem (5 days total) (covered under L.O.)
           The paragraph is further amended so that if the voluntary resignation occurs during the 12 month period, any expense which CMI incurs involving the sale of the home in Connecticut or the purchase of a home in California will be reimbursed to CMI.

I.   A.    Shipment of Household Goods
           The maximum 12,000 pound limitation is not applicable and policy provision IIA is in effect

     B.    Insurance Coverage
           The $1.50 per pound limitation is not applicable and policy provisions IIB is in effect.

     K.    Temporary Living Expenses at New Location
           This provision is not applicable because CMI will provide you with a furnished apartment. The cost is limited to $1,500 per month (combination of apartment rental and furniture rental) for up to 18 months from date of hire.

     N.    Sale of Home at Present Location
           This provision is amended to cover a period of 18 months. The reimbursement for normal closing costs is limited to $58,000 or 7.25% of the final selling price, whichever is the lesser.

           This additional provision is added to cover the purchase of a home in California. CMI will reimburse for actual

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           home closing costs such as appraisals, title insurance, mortgage application, placement fees (points), credit reports, recording fees and state transfer taxes. The reimbursement of actual home closing costs is limited to $20,000 or 2.5% of the purchase price, whichever is the lesser.

           The overall limit of $78,000 can be applied to closing costs discussed above on either the sale of the current home or the purchase of the new home.

     O.    House-Hunting Trip to the New Location
           This provision is modified by the following:
               1. CMI will provide Mrs. Pierce four round trip Y class airplane tickets per six month period up to a maximum of 12 trips.
               2. CMI will provide Mrs. Pierce a $75.00 per diem for meals and incidental expenses for up to a total of 5 days.

II.  C.    Miscellaneous Expenses
           This provision is amended to provide a one time payment of $10,000 for miscellaneous expenses at the time of the purchase of the new home in California.

III.       Cost of Living Adjustment

               CMI will pay to Mr. Pierce the following amounts for the following periods, so long as Mr. Pierce is employed by CMI.

                           First Year Employment     $7,500.00
                           Second Year Employment    $5,000.00
                           Third Year Employment     $2,500.00

               The payments will be made on April 1, 1994, April 1, 1995 and April 1, 1996, and will be repayable to CMI by Mr. Pierce on a pro-rata basis in the event of Mr. Pierce's termination of employment during the 12 months following payment of the above amounts.

IV.        New Provisions added to the Relocation Policy

               1. To the extent that any payments under this policy, including those set forth under III above, constitute taxable income to Garrett Pierce and are not deductible by him, CMI will make such additional payments to him as are necessary to reimburse him on a fully grossed-up after tax basis, for such amounts.

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               2. Bridge Financing
                       CMI will provide at Mr. Pierce's request, reasonable bridge financing to him for up to six months in connection with the purchase of a new home in California. The bridge financing may take the form of a guarantee by CMI of a personal loan obtained by Mr. Pierce. The bridge financing or the amount of CMI's guarantee will not exceed $200,000.